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Transcript of
VeriChip Corporation
Investor Update
October 22, 2009
Participants
     Scott Silverman, Chairman and CEO
     Robert Carlson, President, Receptors
     Randy, Owner, Receptors
Presentation
Scott Silverman – VeriChip Corporation – CEO
Good afternoon, everybody, and thank you for coming. My name is Scott Silverman. I’m the chairman and CEO of VeriChip Corporation, soon to be after November 10 Positive ID Corporation. With me today from VeriChip is Bill Caragol, our president. Bill, are you out there? He’s out front pushing people in, and Allison Tomek, our vice president of Corporate Communications. From Receptors here today is Dr. Robert Carlson. There’s Bill. He just walked in the back. Dr. Robert Carlson is the president and chief scientist of Receptors. Also from Receptors is Randy ... who is one of the owners of the business. Appreciate it if you say hello to those people on the way out.
We’re here today to talk about something that has garnered much attention over the last couple months which are two exciting projects that VeriChip is doing with Receptors. Those projects are a glucose-sensing microchip which is a project that we’ve had underway for approximately a year a half with Receptors. Also, our virus detection system, starting with the H1N1 virus and evolving to other viruses. Obviously, we have the standard safe harbor here. Introductions have been made.
Before I introduce Bob or Dr. Carlson who’ll go over what phase two of our glucose-sensing microchip development project is all about as well as the H1N1 virus detection system, for those of you that don’t have the history of VeriChip and don’t have the history of the Receptors relationship with VeriChip, I think it’s important to spend five or ten minutes on that just so you understand how this relationship has evolved and how the technology has evolved. In 2001, VeriChip started as a corporation based on this little microchip which evolved out of the animal world, and our applications are in the human world. The microchip is for human applications and was originally designed to identify high-risk patients and their medical records, a personal health record in essence when a patient presents unconscious or non-communicative in an emergency room situation.
In October of 2004, the FDA cleared this little product and the system around it, the personal health record system as a predicate class 2 medical device for implantable RFID, or radiofrequency identification technology. A few years later, Digital Angel Corporation, a company that used to own a majority interest in VeriChip received a

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VeriChip Corporation
Investor Update
October 22, 2009

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patent to put an embedded biosensor on the end of this little chip. That’s really where this story begins about the glucose-sensing microchip.
In February of 2007, VeriChip did its IPO and raised approximately $22 million. Soon thereafter, with some cash in our pockets, we entered into our first partnership with Receptors to take this little chip and evolve it from an identification product only to a diagnostic tool to be used in glucose-sensing applications. In theory to take a little chip this size, inject it in the arm of a diabetic or in the side of a diabetic, and use an external scanner in order to take the daily sugar readings rather than having to prick their finger.
We started the development of the project with Receptors. In fact, we had a phase one meeting here about a year and a half ago. Was anyone at that meeting a year and a half ago? All right, so for those that were here, you’re familiar it. Soon thereafter, we halted the project because VeriChip had an opportunity to sell one of its main assets, being our wearable RF division, not the implantable, but wearable products for maternity wards and nursing homes, so Stanley Works for $48 million. We did that in July of last year.
Time went by, and it was clear that the intent of the prior majority shareholder was to liquidate the business and distribute the cash to the shareholders. In fact, there was a major distribution to all of the shareholders of VeriChip. However, in November of 2008 rather than letting this implantable human application die on the vine, I personally bought those shares of VeriChip from the prior majority shareholder so that we could continue to develop the intellectual property and, in turn, the products associated with our RF business and associated with our health applications.
In April of this year, we rejuvenated our relationship with Receptors and soon thereafter received the escrow of proceeds from the Stanley deal which gave us additional working capital in order to move forward with the Receptors development. That is when we made the decision to focus on the underlying technology that Receptors had, the intellectual property that they had as it relates to sensor applications and surface applications far beyond the glucose-sensing microchip, but rather to take it to a virus detection system, an early detection system starting with the H1N1 virus. As you’ll see in Bob’s presentation, it’s not just for H1N1. Once the system is developed and commercialized, it can quickly adapt to any pandemic, medical, or environmental situation. Amazing technology, amazing IP and Bob will go through it with you.
Before I turn it over to him, I need to do a little bit of a promote here. VeriChip announced a few months ago that we have acquired and are merging with Steel Vault Corporation off of the bulletin board. That closing is tentatively proposed to occur on November 10. When it does occur, we will do a formal name change to Positive ID. Keep an eye on that, and it’s the first time we’ve actually unveiled our logo, so you’re seeing the Positive ID logo for the first time on this board. Without further ado, you’re not here to listen to me. You’re here to listen to Bob about the glucose-sensing microchip as well as the early detection virus triage system. I’d like to turn it over to Dr. Carlson. Again, thank you all for attending.

Transcript:
VeriChip Corporation
Investor Update
October 22, 2009

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Robert Carlson – Receptors – President
Thank you, Scott. Thank you, all, for coming to hear about our technology and how we’re going to solve two very important problems in the area of clinical diagnostics. Our technology platform at Receptors is built around what we call smart materials. What that really means, our core technology, is that we can take any surface and we can modify it to have the binding or the ability to bind things however we want, so very important that we’re able to do that because virtually every diagnostic, every implantable, many other kinds of applications technology require taking a surface and giving it characteristics you want.
Our core technology is also our core competence. Again, it’s the surface functionalization. We have a technology with the strategy with Receptors. In many cases, technology companies get kind of lost behind the idea that they have this whiz-bang technology, and that’s not really important to us. What’s important to us is how can we get it into product so it will make a difference in the marketplace and in this case, also for human health. We’re really focused in the area of diagnostics and sensors.
Two things that we bring to this are that our technology is we’re really a chemistry company. We don’t use biological reagents, which means we have very quick turnaround in our development cycles. Also, the products are very stable. Also, they’re scalable in their economics. Most of biotech and biological reagents aren’t very scalable. They stay very expensive even if you’re producing a 100,000 L versus, say, 10 L in a reactor batch. In chemistry, you have the economics of scale.
The first of the two products I want to tell you about is the in vivo glucose sensor. Some of you were here. You heard when we introduced that we’re going to be working on this product. Now, I want to tell you about the success that we had in brief, and then also where we’re going.
The idea, then, behind the product is that for a diabetic—some of you in this room may be diabetics. You certainly know diabetics. They have to go through the multiple times-per-day of pricking their finger. It may be a fairly fine microprick these days compared to what they used to have to do, but when you have to do that thousands of times per year, potentially, it begins to accumulate because scar tissue, you get a lot of pain with the process. As importantly though, if the glucose concentration can be monitored on a more continuous or more easily drivable basis, it’s going to improve patient outcome because their glucose is not going to fluctuate as dramatically as it does at times these days, especially for juveniles.
What’s critical about the project that we’ve embarked on is, as you probably are all aware, people have been trying to develop a functional, usable, in the market in vivo glucose monitoring device for decades. The problem that they’ve run into is that a particular company or organization may decide that they’re good at the biostable interface part. How do you put it into a body and get it to still be stable so that the body doesn’t blow it off? Or they might be good at the signal processing part. How do you take a sensing event and turn it into a signal that can then be used by the patient.
What they don’t do is take all these components and think about them as an integrated package which is what we did at the start. We have expertise in the closed cycle sensing system which I’ll talk about. We have partners who have expertise in the biostable interface, and then of course bring in VeriChip, soon-to-be Positive ID. They have expertise in signal processing and RFID-enabled communication. By integrating all these pieces at the get-go of the process, we would eliminate or at least

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VeriChip Corporation
Investor Update
October 22, 2009

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reduce some of the roadblocks along the way. The goal here, then, is to get the diabetic a reading that tells them is their glucose level in the safe zone or is it either high or low and they need to take corrective action.
Again, the way this actual device would look—it has to have a sensing system, has to have an interface with the human body and it fluids (that’s what Receptors is bringing to this project), and it has to have a signal transduction from the glucose sensing and to an ... into an RFID communications module. That’s VeriChip, or Positive ID. The actual device will need to obviously be fairly small. The exact size, I think, is a little indeterminate at this point. A goal might be to be the same size as a current VeriChip microchip, although it could be a little bit bigger depending upon the goal in terms of how long a particular device will last. If it lasts a very long time, the patient can tolerate a slightly larger device in exchange for not having to have an implant nearly as frequently.
Again, the key components—the bioisolation part, the signaling agent part (as we call it’s a competitive flow cycle interaction), and then our selective binding system. These two work together. This bioisolation prevents following materials from getting into the signaling device, but also, it prevents any of these materials from getting out, so it becomes closed cycle. It’s able to cycle again and again and again and becomes a long-term solution for the diabetic.
Our CERA as we call it, CERA technology, will build the competitive binding material. We’re very good at that. We’ve been spending seven years developing the workflows around this technology. These competitor agents are also synthetic, again as I mentioned, so that we can scale them. They’re also robust and stable, and we’re incorporating two different layers of biocompatibility into the design and into the preliminary experiments to allow glucose to exchange normally so you get real-time readings and also to prevent following of the system.
What’s critical in this design is we have to balance sensitivity and specificity. By sensitivity, I mean if you have a target glucose level, normal glucose is around 100 mg/dL. Normal range is about 80-120. If you have that target range, the system obviously has to be able to respond to that target range. Otherwise, it’s not going to be of value.
You also have to have a level of specificity, i.e. how specific it is for glucose. There are a few other sugars that’re floating around in your blood stream. You want to not get false readings off of those, especially galactose which ranges quite a bit, and so you have to balance the need for both. You have to coordinate your identification of components—(Whoa, I don’t want to do that. I knew I’d do that at some point.) You have to coordinate the identification of the appropriate sensor components to give you the specificity and sensitivity criteria.
The way the system was designed, we set up two subphases in phase one where we actually built the materials, the competitor agents, the screening, what we call RAs, the membrane materials. We identified candidate or lead, if you will, systems that had the appropriate glucose binding, needed to have the appropriate competitor agent, what the competitor agent was built from, and then the appropriate response. That’s what we’re able to report today that we took this system and the different parts of the system.
We have a very high throughput system so we can screen thousands of possible combinations in a fairly relative short period of time. Bill and Scott might not have thought a few months is relatively short, but we did for the amount of screening we did

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VeriChip Corporation
Investor Update
October 22, 2009

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and were able to do. That’s really critical because if you end up in a preliminary screen with a very small number of possibilities and then that possibility falls by the wayside, you’re back practically square one. Whereas if you have a database that you’re able to build, like we were, as we then move forwards to optimizing the process, we don’t just have a single lead, we have multiple leads that we can sort of optimize. The end of phase one was that we did produce a tunable glucose response with these artificial agents.
What we’re looking at now and what we’ve begun is phase two. The first part of that will be to optimize the building of these materials so we know that we can scale them up as we go towards prototype, optimize the biocompatibility of the membrane components, and then optimize the entire system on a bench scale and incorporate the all-important what, in my work, we have called the matrix—the matrix in this case being blood, the matrix being interstitial fluid. It’s one thing for somebody to come out and say, oh, I’ve got a glucose-sensing system and here it works in buffer or water. That’s not really going to get you anywhere. You have to be in a real environment, so all those pieces will be coordinated and combined in this phase two study which will then lead to phase three where we’ll actually get to a relatively smaller prototype which can then be miniaturized.
I do have an animation just to give you a little bit of an idea of how the system works. (It just takes a second to—where are you? No, that wasn’t it. Come on. There we go.) This is, again, a project we’re doing with VeriChip and Receptors. The idea, and it’s not quite sure where the device will be implanted, but again, the device will have its electronic signal transduction.
This is the sensing system that we’ve proved as a proof of principle, and we’ll now go forward to produce a prototype out. This is glucose, the little yellow dots. This is that competitor agent which is based on mass, and it competes with the glucose for binding to our selective, our smart material environment down here, signal transduction then occurs below that due to changes in mass at the surface. These competitor agents have a fairly high mass relative to the glucose. As the glucose molecules, as they increase in the fluid, these materials, competitor agents, are released. That causes a change in the dynamics of the surface which can then lead to a signal transduction event.
As you can see, it’s a closed cycle system. Glucose comes in, these materials go out, but they’re still captured within the environment of the sensing system by the selective membrane so they can’t release out into the body. Then, you can visualize that as glucose changes, those relative concentrations at the sensing interface will change. In this particular case, if the diabetic gets a very, very high reading without having to prick their finger, then they institute whatever remedial response is appropriate. Leads to a reduction in the glucose concentration, leads to a rebinding of the competitor agent, change in the signal, then giving the patient the appropriate feedback for what they’ve accomplished and eliminating, again, the finger prick.
The other that I want to talk about which is—diabetes is obviously a chronic and a long-term problem. Right now pandemic influenza is a little more on everyone’s minds. We probably all at this point know somebody that’s managed to contract what they were told was H1N1.
What’s important to note if you actually find yourself in the clinic in not too long a time, unfortunately, is that the clinicians or their assistant will use a quick test. It will come up positive or negative for influenza A. If it comes up positive, the CDC has told them, “We can’t deluge all the labs with the expense of testing. Just assume that it’s H1N1.”

Transcript:
VeriChip Corporation
Investor Update
October 22, 2009

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Anybody that’s getting told it’s H1N1, it’s an assumption at this point because the tests don’t exist. It exists, but it’s what’s called a polymerase chain reaction test which is much, much more expensive. Allison had the pleasure of having her daughter tested that way and probably hasn’t even seen the bill yet, but will.
What we’re focused on is the idea that our technology, and it’s built now, again, on the same type of sensing system, so we’re not having to start ... is building of care diagnostic for all types of influenza. Here’s the beast which I thought all of you might find at least vaguely interesting. This is an electron micrograph of an actual influenza virus. I think, in fact, it’s H1N1, but I don’t remember for sure. This is all the nuclear material, and that’s what the current laboratory tests would use, the clinical laboratory test using PCR, but this fringe around the outside is a protein coat. From there comes the term H (which is one of the two proteins on the coat) and N, hence H1N1, H3N5, whatever the case might be. I should’ve noted, but I don’t remember off the top of my head. I think there’re 16 H’s and 8 N’s or something like that, and that’s why you get such a huge variation in the different flus that come your way each season, for the regular influenzas.
What’s important for us is that the display of these proteins is stable on the virus, but they adapt very quickly which means they change and they mutate very quickly. What our test is going to do, like the quick test, is it’s going to target H, but we’re going to do it in a way that allows us to identify the specific virus and, as I’ll show you, will allow us to respond to new viruses. What we need, then, is a rapid diagnostic for the identification of influenza subtype and point-of-care. Is it a seasonal, or is it pandemic?
Again, existing rapid tests are unreliable. In fact, their statistics are absolutely awful. In many cases, their false-positive, false-negative rates can approach 50% which means you might as well just throw a dart at the board. You’re going to get about as good an answer, and they do not provide subtype information. Our goal with this product, then, is to provide a product that does have very good statistics, provides very useful information, and actually won’t be economically much different than the current quick test.
Well, why do we need or why do we even want this product? It’s relevant to any of you who have to present. That is, what’re the outcomes? If you can ID the known strain and do so in a high throughput manner so when you have a high patient load, it directs the treatment choices the physician can use. It prevents antibiotic overuse which then reduces the number of bacteria that become antibiotic resistant, but then leave the secondary infections after the flu. It prevents central lab overloads so the more critical patients still can be treated, and it improves overall health outcomes.
If you can also identify that there’s a new strain coming through the system, you can implement containment measures potentially leading to a pandemic not turning into a pandemic. In fact, the very first H1N1 individual has been identified in Mexico City about a year ago. If that had been quickly enough identified, or if it had been identified when there’re only three or four people who’re infected, the pandemic would’ve stalled before it started, so you can actually prevent pandemic if you have early warning.
It’s a flow scheme, so, I’m a scientist. I have to have a flow scheme in here somewhere. You’re lucky I don’t have a whiteboard or we’d be here a lot longer, but why do you need a triage test. Just in a flow scheme form—it’s not a virus, then it can be treated with an antibiotic. If it’s not a flu virus, that dictates a particular kind of treatment. If it’s a flu virus and it’s a ... strain, the subtype informs the treatment

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VeriChip Corporation
Investor Update
October 22, 2009

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choices, avoids overloading central labs. If it’s an unknown strain, it can be an alert to the Center for Disease control and go into containment mode.
Well, we’ve decided that we want to have a triage system, but the question is how to build one that’s sufficient. You start with a sample. Well, the first thing you need to do—is there a virus present to sample. A lot of samples may not have a virus. It might have a microbe, or the person may have an allergic reaction to something. Secondly, is it a flu or pandemic virus—yes/no? Finally, getting down to identification, well, do you want to take a sample and run the first ... test, and then another one, and then do you have to do seven different tests to decide which Hx and Ny it is?
The answer to that is obviously no, so what we’re focused on is building a multi-target or multiplex diagnostic. I’ll show you how that’s going to work in a second, but the idea here is that the sample won’t give a single yes/no answer. It’ll give a fingerprint for that sample which can then be used to identify the appropriate agent that’s in there.
The way this is actually done, and I could ask for volunteers for the nasal swab, but if you’ve ever had one, you wouldn’t volunteer anytime soon. A nasal swab is taken, a nasal pharyngeal swab as it’s called, at the back of the sinuses. That’s dipped into a simple tube environment. I do have a demo I’m going to give you in a minute, and then a simple reader, very easily capable for a point-of-care or clinical lab situation will then have a readout. It won’t read out with this multiplex response which I’ll explain in a second. It’ll have a simple readout that’ll just say, “Yes, it’s the flu virus. No, it’s not a flu virus,” and which one it is, giving direct and immediate information.
The way it’ll do this (I think I’ll do this actually on the next slide) is this is the sample that’s been taken. This is whatever the virus might be. Our Receptors technology then, just like you saw with glucose, has a competitive surface, or a binding surface. It has a competitor agent, but it’s got a series of them instead of just one, so it’s got four in this case. Each one is a different color, if you will. We’re obviously going to be using something different than straight color. We’ll use fluorescents, but in this case, it’s easier to visualize as color.
If a particular virus strain comes in, it will release into the solution where it can be read varying amounts of each of, for example, the four different colors. That pattern will tell you that in this case, as an example, it’s H1N1. Another pattern would tell you, say, (and again, these are just examples), but if you saw this pattern inside the instrument (the user, again, wouldn’t see it), this might be H3N2, seasonal flu.
As importantly what I want you to think about is if the pattern now is unique, but you know it’s a flu virus from the initial part of the test, you can alert to a new virus coming through. You also already have the diagnostic for it because you’ve got the new pattern. Once, then, the statistics are established for that pattern, then the product and the device are already capable of whether it be a pandemic from, as I say, a bioattack from mother nature or whether it be a bioattack from some other organization.
Right now, we’re in phase one—proof-of-principle. We’re building the sensing system. Again, it’s rather similar to the glucose work, so we’re not starting from scratch. We have our workflows in place. We’re building the different materials even as I speak, and what we’ll do is demonstrate the actual dysfunctioning of the system. Then in phase two, so proof-of-principle in phase two will go onto prototype.

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VeriChip Corporation
Investor Update
October 22, 2009

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As I promised, a short demo with an assistant, even, that will turn on the light. That’s you. No, I’m not going to stick this wonderful device up Alex’s nose which I’m sure would not be fun for anyone. If anyone has never seen one, this is a nasal pharyngeal swab, and that’s about how far they put it up. It goes to the back of the sinus. That’s why I’m not asking for volunteers. Well, ..., I could—
This is a model sample that it would come up with. The way the test will be designed is it will immediately show that the test has started to work. Then, as it’s mixed over about 20 seconds, it will tell you that the test is done, and this positive will tell you that it is, in fact, an influenza. A stop reagent will be added into the reader, and then the readout will be as I indicated—yes, no, H1N1, whatever the case might be, so very simple test, but built around our technology to make it very robust. Thank you. That wasn’t even too painful.
In graphic form, then samples into the tube into the sensor, and what’s the result. It matches the current clinical workflows for how people do these tests, and this kind of simple instrumentation is very, very common within clinics already. It just needs its own software. That’s it for me.
Scott Silverman — VeriChip Corporation — CEO
I’ve seen that presentation about ten times now, and I’ve been to his lab a few times, and I still don’t understand half the things he says. What is clear to VeriChip and what is clear to me and hopefully what is now becoming clear to you guys is that this relationship that we have with Receptors offers a very unique opportunity to take advantage of intellectual property of technology based on the CERA binding platform, their surface platform, and based on their competitive agent sensor applications that can be applied to many, many medical and even environmental situations as it relates to, in these cases, a glucose-sensing microchip and a pandemic virus outbreak. It can evolve to a lot more, and we look forward to evolving into many more applications for this technology with Receptors, and we hope that you continue to follow us and see how these things develop as we move forward. Why don’t we open it up for questions and answers at this point. Anybody have a question? In the back.
<Q>: Your glucose products, what’s the FDA process? How long ...?
Robert Carlson — Receptors — President
We’ll let Randy take that it.
Scott Silverman — VeriChip Corporation — CEO
We introduced you. You’re the FDA expert here.
Randy — Receptors — Owner
I’m not the FDA ... I think that the process of ...
Scott Silverman — VeriChip Corporation — CEO
Randy, stand up.
Randy — Receptors — Owner
Oh, sorry, ... as well as the VeriChip microchip that’s ... on a bulletin. We have processes that take linear steps. First step is you have to get the sensing ... We take that and put it out there. The second is connect it up to the electronics. After we have that done, we can then start to do the in vivo testing which I’d expect to take (and this would be in animals), so that would take us about 18 months to 24 months from now. Then, we can start to file all the things we need to do for the FDA. You

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VeriChip Corporation
Investor Update
October 22, 2009

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could look at it’s probably a three-year process by the time you’re on the other end of it.
<Q>: ... cost?
Randy — Receptors — Owner
Well, the cost is going to depend mainly on, again, the process. I would expect it’s going to cost probably $2-3 million to get the product all the way to that endpoint. When you do the clinical trials that becomes quite expensive on the human side.
Robert Carlson — Receptors — President
Let me address for a second because I think it’s an important element is that the VeriChip has committed to funding the first $2-3 million in order to get the chip to the phase that we can start clinical trials on the animal side. I think what becomes relevant at that point is that once we have this proof of a working product that has worked in blood matrix and interstitial fluid that bringing a much larger partner than either company than either company standing here to the forefront will be a very relevant reality and probably something that we will pursue. If we need to go it on our own, then obviously, it’ll go far in excess of $2-3 million, but again, the proof-of-concept and the proof-of-product will allow us to go out and raise that capital.
Scott Silverman — VeriChip Corporation — CEO
Back in the pink shirt, ma’am.
<Q>: ...
Robert Carlson — Receptors — President
Our target goal would be six months initially, but there’s nothing around the chemistry that would indicate that it should deteriorate, so it really is more a question of the interface to the body and how quickly it stays so that it’s in a real-time reading. Ultimately, the goal would be longer, as far as the patient’s concerned, probably permanent would be fine. Since it doesn’t need batteries or anything or any replaceable reagents, it’s really just a question of getting it into the body and then seeing how long it actually runs.
Scott Silverman — VeriChip Corporation — CEO
Guy in the blue shirt.
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
The question, and I’ve been asked to repeat the question because this is being webcast is what is the ultimate revenue model as far as the glucose-sensing microchip? The answer to that—briefly because obviously we’re three years out at a minimum from recognizing a revenue model as it relates to this product—is in the device itself as opposed to the recurring revenue that comes from the strips. Now, obviously, the last question that Bob answered about the replacement cycle becomes relevant as well because the replacement of the device would require additional money from the patient or the insurer that would be paying for the product. Unlike the current market where a majority of it is recurring revenue from the strips, I think the up front product would be cost out more like a true medical device which it would be and go along the lines the medical device prices. Anybody else? In the front, here, David.
<Q>: My only experience with implants was the birth control implant Norplant. The two problems with Norplant were there were a lot of patients resistant to having ...

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VeriChip Corporation
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October 22, 2009

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Secondly, they proved to be very difficult to remove. Have you thought about patients’ ...?
Scott Silverman — VeriChip Corporation — CEO
Let me repeat the questions. The question (for the sake of the webcast) is comparing this implant to the Norplant implant, the acceptance of patients or customers in the case of the Norplant, and the availability to remove it and the cost to remove it and the pain to remove it. I’ll take the first shot at that one, Bob, and then turn it over to you.
I think, clearly, dealing with a diabetic community which we all know the opportunity that exists out there in the diabetic community from a financial model perspective and, unfortunately, from the state of health in the United States and across the world. The rates of diabetes are going up exponentially. Those diabetics today are actually invading their body every day by pricking their finger.
I think if you asked a diabetic, and I don’t know if anyone in the room is a diabetic, but if you asked a diabetic would you prefer to get a shot because that’s what this would be. It’s not a surgical implant. It’s a shot. Would you prefer to get a shot as opposed to once every six months, for argument’s sake, as opposed to pricking your finger three times a day? In the minor studies that we’ve done, a majority of them clearly answer they’d prefer to get a shot once every six months than prick their finger three times a day.
The removal process for our chip (which Dr. Musher is here, he’s been involved with the removal process) is fairly simple. It’s not as easy as an injection. It is a surgical cut. When I say surgical, they use a scalpel, and it may require one or two sutures when complete, but to find the chip and remove it is not a difficult process. It takes less than a half hour, I guess. Anybody else? Yes?
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
Yes, all of our RF implantable products are injectable with a needle. It’s tiny. This is it right here. This is it. Anybody else? Right there.
<Q>: I don’t ..., but my question ... tracking people, stuff like that. My concern is what         ... feel more comfortable as far as ...?
Scott Silverman — VeriChip Corporation — CEO
The question for the sake of the webcast is there’s been a lot of pushback in the past as it related to the civil rights’ groups for our VeriChip products, and what’re we doing to combat that? The simple answer is in the past, and the past going to July of last year because that’s really when the business for all intents and purposes halted. In July of last year, prior to that, we fought hard as you know. We did a lot of PR. We did a lot about educating the people on what the chip is which is a subcutaneous identification passive device and what the chip is not which is a GPS tracker where Big Brother can track you. Despite that, unlike in the animal world where the resistance was limited when you’re putting one of these chips or a similar chip in the pet, in the human world, the resistance was heavier.
When I came back onto the scene in November 2008 and purchased the controlling interest in the company, the reason I purchased it boils down to just your question. I believed that this implantable RF chip, both on the animal side and the human side, is one of the greatest inventions of our generation. I truly believe that, and maybe it was ahead of its time on the human side. Thereby, as we move forward with the positive

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VeriChip Corporation
Investor Update
October 22, 2009

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11

ID model, rather than the VeriChip business model which was focused only on the VeriChip, we’re focusing on a broad array of identification, technologies, and tools, including health ID that can make this product and products related to it (when I say this product, the implantable product and products related to it) more of a diagnostic and treatment tool that helps the individual rather than the pure identification tool that we started to market it with back in 2005 and 2006. To answer your question in a nutshell, the name change and the different business focus moving forward is the main idea of how we’re looking to create shareholder value in the long ... Anybody else? Yes, sir.
<Q>: On this pandemic test that you have, right now, we have this pandemic. The question is how fast can you get this to market? Can it be utilized right now?
Scott Silverman — VeriChip Corporation — CEO
The question is we have this pandemic out there right now called H1N1, and how fast can we get our product to market? As we said in our press releases, we believe that to actually get this final product to market will be somewhere between eight and twelve months. However, the very relevant part about this conversation is that whether it’s this pandemic, and we hope it is, or actually, we hope the pandemic is gone in eight to twelve months.
In the event that it’s not and all things point to the fact that it probably won’t be eight to twelve months from now. In the event that it isn’t, there’ll be another pandemic, whether it’s the bird flu, whether it’s a different HN virus, whether it’s an environmental issue. The beauty of what we’re developing here with Receptors is that it can adapt. Once the product is completed, it can adapt on a moment’s notice to whatever the pandemic of the time is. Do you want to address that any further? You think that’s—
Robert Carlson — Receptors — President
No, that’s a very accurate answer. Let me jump here. Give me just a second. ... It’s taking a second, but what I want to show you (bear with me for a second) is if you recall, I indicated that it’s the pattern that’s important. Not only that, so when a new virus comes in, essentially a ..., the pattern of release ... is the pattern ... That new pattern, then, can be used to ... diagnostic ... What I also wanted to point out to you is the material that’s been used, the smart material that’s been used, will be ... The competitor will be matched to ...
Now, let’s say we decided the need to expand this product line to other types of viruses, to bacteria. All we have to do is find another ... or smart material and a competitor. We’re not restricted necessarily to a readout of four. It could potentially have a readout of six or eight given more complicated fingerprints. ... They won’t have to look at this and wonder ... That help answer it?
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
The question is do the subcutaneous RF microchips lend themselves to remote monitoring. The simple answer is one a stand-alone basis, the answer is no. However, with certain wireless mobile devices being used as a reader, for example, a PBA or anything to that effect, in theory they could be transferred over wireless infrastructure to a physician’s office or to a hospital. Yes, sir.
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO

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VeriChip Corporation
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October 22, 2009

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12

The question was is there any way that the glucose sensor could be used to react to an insulin pump. Bob, I’ll turn that one to you.
Robert Carlson — Receptors — President
Well, as you probably know, Medtronic currently has an insulin sensor with a pump, but it requires an external shunt that has to go through the abdomen wall, and so it isn’t a very good solution at all. So what you do in this particular case, and I’m not going to pretend I’m an electronics expert, but if you have the pump and it has enough power, it certainly can pulse and read the RFID chip. So you’d put them close enough, but it could all then be internal, so you avoid all the infection problems, and so I don’t see any (at least theoretically) any reason that that’s not the direction you would go.
<Q>: ... Given the fact that this diagnostic process is such a breakthrough in terms of specifically identifying what we’re dealing with and given the fact that I think you suggested it might even be ..., how does that affect the ... head off the pandemic ...?
Scott Silverman — VeriChip Corporation — CEO
The question is given the fact that this product could ultimately head off future pandemics, what is the business model if we’re not going to need the test if we do head off the pandemic? Well, I can tell you this. The federal government would love to halt any pandemics. So if we have proof-of-concept on the H1N1 or the next virus that this product works and they decide to distribute it to all of the border patrols and airports and things to that effect, or in the alternative, to buy the technology for their own federal government use, I’m sure that none of the shareholders in the room would be disappointed with that.
Robert Carlson — Receptors — President
I’d like to add to that. Remember, too, this isn’t just for the current pandemic or the next one. Seasonal flu kills 70,000 Americans per year, and if they can get better diagnostics more quickly, that will lead to improved therapeutic protocols and improved outcome and then, we do have the potential to extend beyond influenza, so it’s a product that has multiple legs as far as I’m concerned.
Scott Silverman — VeriChip Corporation — CEO
Yes, sir. What’s your first name again?
<Q>: It’s Greg.
Scott Silverman — VeriChip Corporation — CEO
Greg.
<Q>: ... in certain countries, I’ve heard ... military purposes as well?
Scott Silverman — VeriChip Corporation — CEO
The question is do certain countries now use the chip for military purposes, and the answer is no. In the back.
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
The comment was that RFID works in airports on luggage, so I guess that’s a good comment for the industry and for us, so thank you very much. Anybody else? Yes, sir.

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VeriChip Corporation
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October 22, 2009

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13

<Q>: There’s such an urgent need for this test. Why should it take eight to twelve months? Why shouldn’t the government or somebody get involved with you if really the test is that good?
Scott Silverman — VeriChip Corporation — CEO
The question is if our test, or proposed test, is that good, why wouldn’t the government or someone else get involved with us quicker to expedite the eight to twelve month timeframe and it’s a good question. We believe it is that good, and we are pursuing those relationships.
<Q>: How effective is that test ...?
Scott Silverman — VeriChip Corporation — CEO
Bob, you want to answer that? Well, the test itself is not in final form, yet. That’s what we were talking about, but from the due diligence that VeriChip has done on the intellectual property related to Receptors, we believe that the IP is unique, and we believe that from that IP, Dr. Carlson can develop the test.
<Q>: That actually leads to another question. ... Do you recall back to the anthrax ... 9/11. ... The problem is that any diagnostic has a false positive/false negative rate, i.e. ... And let’s say, just for the sake of argument, ... false positive/false negative. Well, clinically ... Let’s say each one of these readouts has 10% ... Well, what happens ..., and that’s one of the reasons ... The problem with the point-of-care diagnostic industry is a lot of times, statistics aren’t ..., but they’re better than anything else that you’ve got ...
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
The question is what are the possibilities that the federal government will provide VeriChip and Receptors with stimulus money to expedite this faster? All I can say at this point is that we are pursuing all funding opportunities with the federal government. And it’s hard for me to predict what the ultimate outcome will be, but because of the newness of this relationship, obviously, those efforts are just under way. And the federal government, similar to many larger companies. Just as a cautionary statement, the federal government—similar to many larger companies—would rather pay a lot more for something that’s proven than pay a little bit for something that might be. In the case of the government, unlike the larger companies, because of the extent of this pandemic, because of their desire to have a clinical early detection system, we are hopeful and, dare I say, positive that we will have meetings that yield some results. Anybody else? In the back.
<Q>: ...
Scott Silverman — VeriChip Corporation — CEO
The question is about liabilities associated with our products. I can answer that as it relates to our original product, the VeriChip, and I believe that that simply extends on to other medical devices, not touching the pandemic virus test is that any medical device that gets approved by the FDA gets approved under certain conditions and terms and cautionary statements that need to go on the packaging of the product. That’s done for cautionary and warning purposes to the patient as well as for indemnification purposes to the company that manufactures it. So, like any other medical device on the market, if you decide to use our chip or our glucose-sensing microchip in the future,

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VeriChip Corporation
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October 22, 2009

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14

you’ll be doing so subject to the normal warning labels that go on any medical device. Yes, sir.
<Q>: When’re you looking to bring the new chip out ... market, the glucose?
Scott Silverman — VeriChip Corporation — CEO
Well, as Randy stated, we believe that we could be in animal testing of the product as early as 18 months out. Once the animal testing is complete and we move into the clinical trials on humans will be about the simultaneous timing that we would file an FDA application. And because of our history with our implantable RF chips, it’s not as if it’s a brand new application that the FDA would need to look at, although I’m sure they would give it a thorough review, so a timeframe to market at best in my mind is three years, but it could be longer. Anybody else?
All right, I want to thank you all for coming. I appreciate it. Dr. Carlson, thank you.